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                            HELMERICH & PAYNE, INC.
                          1996 STOCK INCENTIVE PLAN





                      NONQUALIFIED STOCK OPTION AGREEMENT





                                                                       EXERCISE         NUMBER
                                                                         DATE          OF SHARES
                                                                      ----------       ---------
NAME:
      -----------------------

OPTION PRICE:
               ------

SHARES GRANTED:
                 -----

GRANT DATE:
             ----------------

EXPIRATION DATE:
                  ----------------

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                      NONQUALIFIED STOCK OPTION AGREEMENT
                         UNDER HELMERICH & PAYNE, INC.
                           1996 STOCK INCENTIVE PLAN


         THIS NONQUALIFIED STOCK OPTION AGREEMENT (the "Option Agreement") is made as of the ___ day of ________, 19__, at Tulsa, Oklahoma, by and between ______________, (hereinafter referred to as the "Participant") and Helmerich & Payne, Inc. (hereinafter referred to as the "Company").

                              W I T N E S S E T H:

         WHEREAS the Participant is a key employee of the Company or a Subsidiary or Affiliated Entity of the Company and it is important to the Company that the Participant be encouraged to remain in the employ of the Company or a Subsidiary or an Affiliated Entity of the Company, and

         WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an opportunity to purchase shares of the common stock of the Company, as hereinafter provided, pursuant to the "Helmerich & Payne, Inc.
1996 Stock Incentive Plan" (the "Plan"),

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:

         1. GRANT OF STOCK OPTION. The Company hereby grants to the Participant an option (the "Stock Option") as described in Sections 83 and 421 of the Internal Revenue Code of 1986 (the "Code") to purchase all or any part of an aggregate of _____________________ _________ (_____) shares of its common stock (the "Stock") of the Company as set forth below, under and subject to the terms and conditions of this Option Agreement and the Plan which is incorporated herein by reference and made a part hereof for all purposes. The purchase price for each share to be purchased hereunder shall be ____________ and __/100 Dollars ($_____) and shall equal the Fair Market Value of the Stock as of the date of grant.

         2. TIME PERIODS FOR EXERCISE OF STOCK OPTION. After, and only after, the conditions of Section 9 hereof have been satisfied,
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the Participant shall be eligible to exercise that portion of his Stock Option pursuant to the schedule set forth hereinafter. If the Participant's employment with the Company (or of any Subsidiary or Affiliated Entity of the Company) remains full-time and continuous at all times to any of the "Exercise Dates" specified hereafter, then the Participant shall be entitled, subject to satisfaction of applicable provisions of the Plan and this Option Agreement, to exercise on or after the applicable Exercise Date, on a cumulative basis, the applicable number of shares of Stock specified below:


                              Exercise                          Number
                                Date                          of Shares
                              --------                        ---------




         3. TERM OF STOCK OPTION. The term of the Stock Option shall be for a period of ten (10) years from the date of grant of this Stock Option ("Option Period"), subject to earlier termination as provided in Section 6 below and pursuant to the terms of the Plan; and, the Stock Option may not be exercised at any time unless the Participant shall have been in the full-time continuous employ of the Company or a Subsidiary or Affiliated Entity of the Company, from the date hereof to the date of the exercise of the Stock Option. The holder of the Stock Option shall not have any of the rights of a stockholder with respect to the shares of Stock covered by the Stock Option except and only to the extent that one or more certificates for such shares of Stock shall be delivered to him upon the due exercise of Stock Option. No Stock Option may be exercised by the Participant (or such Participant's personal representative in the event of his death) after the expiration of the Option Period applicable to such Stock Option.





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         4.      LIMITED TRANSFERABILITY OF STOCK OPTIONS.  Except as otherwise provided in Section 9.4 of the Plan, any Stock Option granted shall not be transferable. More particularly (but without limiting the generality of the foregoing), the Stock Option may not be assigned, transferred (except as provided in Section 9.4 of the Plan), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Stock Option contrary to the provisions hereof shall be null and void and without effect.

         5. EMPLOYMENT WITH THE COMPANY. So long as the Participant shall continue to be a full-time and continuous employee of the Company or one or more of the subsidiaries of the Company, any Stock Option granted to him shall not be affected by any change of duties or position. Nothing in the Plan or in this Option Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of the subsidiaries of the Company, or interfere in any way with the right of the Company or any of the subsidiaries of the Company to terminate such Participant's employment at any time.

         6. TERMINATION OF EMPLOYMENT. If a Participant's employment with the Company, a Subsidiary or an Affiliated Entity terminates at his "Retirement Date" as such term is defined in the Helmerich & Payne, Inc. Employees' Retirement Plan, death or Disability, the Participant shall be entitled to purchase all or any part of the Shares subject to any vested Stock Option during the remaining term of the Stock Option. If a Participant's employment terminates for any other reason, the Participant shall be entitled to purchase all or any part of the shares subject to any vested Stock Option for a period of up to three months following such termination. In no event shall any Stock Option be exercisable past the term of the Stock Option.

         7. SPECIAL RULES WITH RESPECT TO STOCK OPTIONS. With respect to Stock Options granted hereunder, the following special rules shall apply:

                 (a) Acceleration of Otherwise Unexercisable Stock Options. The Committee may, in its sole discretion, accelerate the vesting of unvested Stock Options.





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                 (b)      Number of Stock Options Granted.  Participants may be
granted more than one Stock Option. However, the number of Stock Options awarded to any Participant in any fiscal year shall not exceed the granting award limitation, specified in the Plan. In making any such determination, the Committee shall obtain the advice and recommendation of the officers of the Company or a Subsidiary or Affiliated Entity of the Company which have
supervisory authority over such Participants.   The granting of a Stock Option
under this Option Agreement shall not affect any outstanding Stock Option previously granted to a Participant under the Plan.

                 (c) Change of Control. If a "Change Of Control Event," as defined in Article II of the Plan, has occurred with respect to the Company, any and all Stock Options granted under the Plan shall become immediately and automatically vested and fully earned and exercisable, with such acceleration to occur without the requirement of any further act by either the Company or the Participant.

         8.      METHOD OF EXERCISING STOCK OPTION.

                 (a) Procedures for Exercise. The manner of exercising the Stock Option herein granted shall be by written notice to the Secretary of the Company at least two (2) days before the date the Stock Option, or part thereof, is to be exercised, and in any event prior to the expiration of the Option Period. Such notice shall state the election to exercise the Stock Option and the number of shares of Stock with respect to that portion of the Stock Option being exercised, and shall be signed by the person or persons so exercising the Stock Option. The notice shall be accompanied by payment of the full exercise price of such shares, and full payment of all withholding taxes, in which event the Company shall deliver a certificate or certificates representing such shares to the person or persons entitled thereto as soon as practicable after the notices shall be received.

                 (b) Form of Payment. The exercise price for shares of Stock purchased under this Option Agreement may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by delivering shares of Common Stock of the Company having a Fair Market Value on the date of payment equal to the amount of the exercise price; (iii) by directing the Company to





                                       4
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withhold shares of Common Stock of the Company to be delivered to the
Participant upon exercise of the Stock Option shares of Common Stock of the Company having a Fair Market Value on the date of payment equal to the amount of the exercise price; or (iv) a combination of the foregoing. In addition to the foregoing procedures which may be available for the exercise of any Stock Option, the Participant may deliver to the Company a notice of exercise including an irrevocable instruction to the Company to deliver the stock certificate representing the shares subject to a Stock Option to a broker authorized to trade in the common stock of the Company. Upon receipt of such notice the Company will acknowledge receipt of the executed notice of exercise and forward this notice to the broker. Upon receipt of the copy of the notice which has been acknowledged by the Company, and without waiting for issuance of the actual stock certificate with respect to the exercise of the Stock Option, the broker may sell the Stock (or that portion of the Stock necessary to cover the exercise price and any withholding taxes due, if any). Upon receipt of the stock certificate from the Company, the broker will deliver directly to the Company that portion of the sales proceeds to cover the exercise price and any withholding taxes. Further, the broker may also facilitate a loan to the Participant upon receipt of the exercise notice in advance of the receipt for issuance of the actual stock certificate as an alternative means of financing and facilitating the exercise of any Stock Option. For all purposes of effecting the exercise of a Stock Option, the date on which the Participant gives the notice of exercise to the Company will be the date he becomes bound contractually to take and pay for the shares of Stock underlying the Stock Option.

                 (c) Withholding Taxes. A Participant shall pay the amount of taxes required by law upon the exercise of the Stock Option (i) in cash; (ii) by delivering to the Company shares of Common Stock of the Company having a Fair Market Value on the date of payment equal to the amount of such required withholding taxes; or (iii) by directing the Company to withhold from the shares of Common Stock of the Company to be delivered to the Participant on the exercise of the Stock Option Common Stock of the Company having a Fair Market Value on the date of payment equal to the amount of such required withholding taxes. No such Stock shall be issued to the Participant until the Company receives full payment for the Stock purchased under Stock Option which shall include any required State and Federal withholding taxes.





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                 (d)      Further Information.  In the event the Stock Option
is exercised, pursuant to the foregoing provisions of this Section 8, by any person or persons other than the Participant, such notice shall also be accompanied by appropriate proof of the right of such person or persons to exercise the Stock Option. The notice so required shall be given by personal delivery to the Secretary of the Company or by registered or certified mail, addressed to the Company at 1579 East 21st Street, Tulsa, Oklahoma, 74114,
Attention: Corporate Secretary, and it shall be deemed to have been given when it is so personally delivered or when it is deposited in the United States mail in an envelope addressed to the Company, as aforesaid, properly stamped for delivery as a registered or certified letter.

         9. SECURITIES LAW RESTRICTIONS. Stock Options shall be exercised and Stock issued only upon compliance with the Securities Act of 1933, as amended (the "Act"), and any other applicable securities law, or pursuant to an exemption therefrom.

         10. NOTICES. All notices or other communications relating to the Plan and this Option Agreement as it relates to the Participant shall be in writing and shall be mailed (U.S. mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.

         11. INTERPRETATION. Unless otherwise provided in the Plan or in this Option Agreement, the Committee shall have the authority to interpret and construe the Plan and this Option Agreement and determine all questions arising thereunder. Any interpretation, decision, or determination made by the Committee shall be binding and conclusive. Unless the context expressly provides otherwise, all capitalized words in this Option Agreement shall have the same meaning as in the Plan.

         12. GENDER. Whenever used herein, masculine pronouns shall be deemed to include the feminine as well as the masculine gender.

         13. CONFLICT. In the event of a conflict between this Option Agreement and the Plan, the terms, conditions and provisions of the Plan shall prevail.





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         IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by its officers thereunto duly authorized, and the Participant has hereunto set his hand and seal, all on the day and year first above written.



                                                        "Company"

                                        HELMERICH & PAYNE, INC.



                                        By:
                                            -----------------------
                                            Hans Helmerich
                                            President



                                                     "Participant"



                                        ---------------------------






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